Exhibit 99.1

Goldenstone Acquisition Limited Announces Pricing of $50 Million Initial Public Offering

Aurora, IL – March 16, 2022 – Goldenstone Acquisition Limited (the “Company”), a newly organized blank check company, announced today the pricing of its initial public offering of 5,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock, one redeemable warrant and one right to receive one-tenth (1/10) of one share of common stock. Each redeemable warrant entitles the holder thereof to purchase one-half (1/2) of one share of common stock, and each ten (10) rights entitle the holder thereof to receive one share of common stock at the closing of a business combination. The exercise price of the warrants is $11.50 per full share. The units are expected to trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GDSTU” beginning on March 17, 2022. Once the securities comprising the units begin separate trading, the shares of common stock, warrants and rights will be traded on Nasdaq under the symbols “GDST,” “GDSTW,” and “GDSTR,” respectively. The offering is expected to close on March 21, 2022, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 750,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File No. 333-257209) relating to the securities to be sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2022. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Goldenstone Acquisition Limited

Goldenstone Acquisition Limited is newly organized Delaware blank check company formed for the purpose of effecting a merger, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region other than the Company has agreed that it will not undertake an initial business combination with any entity headquartered in, or conducts the majority of its business in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Goldenstone Acquisition Limited, including those set forth in the Risk Factors section of Goldenstone Acquisition Limited’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Goldenstone Acquisition Limited. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Eddie Ni

Chairman & CEO

Email: eddie@windfallusa.com

Tel: +1 (330) 352-7788

Ray Chen

CFO & Head of Investor Relationships

Email: abctop40@gmail.com

Tel: +1 (917) 459-8498